Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 12, 2007
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND 2006 EARNINGS
Southfield, Michigan — February 12, 2007 — Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced consolidated net income for the three months ended December 31, 2006 of $8.5 million or $0.27 per diluted share compared to $25.2 million or $0.65 per diluted share for the same period in 2005. For the year ended December 31, 2006, consolidated net income was $58.6 million or $1.66 per diluted share compared to $72.6 million or $1.85 per diluted share for the same period in 2005.
The financial results for the three months and year ended December 31, 2006 include a pre-tax charge of $11.2 million related to settling a class action lawsuit in the state of Missouri. As previously announced, the Company has signed a Memorandum of Understanding to settle a class action lawsuit in the Circuit Court of Jackson County, Missouri. The lawsuit has been pending since October of 1996 and is described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and most recently in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.
Operating Results
Results for the three months and year ended December 31, 2006 compared to the same periods in 2005 include the following:
•	Consumer loan unit volume increased 21.6% for the three months and 13.1% for the year.

•	Consumer loan dollar volume increased 39.2% for the three months and 19.5% for the year.

•	The number of active dealer-partners increased 24.7% for the three months and 26.4% for the year.

•	Consumer loan unit volume per active dealer-partner decreased 2.2% for the three months and 10.6% for the year.

•	Net cash collections on loans increased 10.9% for the three months and 19.6% for the year.

•	Dealer holdback payments increased 22.8% for the three months and 33.5% for the year.
Adjusted Financial Results
Adjusted financial results are provided to assist shareholders in understanding the Company’s financial performance. The data below is non-GAAP financial data, unless labeled otherwise. Adjusted financial information is used internally to measure financial performance and is utilized in incentive compensation plans. The following tables include adjustments related to infrequent and unusual items as well as adjustments to reflect non-GAAP accounting methods (“Floating Yield adjustment” and “License fee yield adjustment”) explained in the subsequent Floating Yield Adjustment and Change in License Fees sections. Adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, and adjusted return on capital are all non-GAAP financial measures.

	For the Years Ended
	December 31,
(Dollars in thousands, except per share data)	2006	2005	% Change

Adjusted net income
GAAP net income	$58,640	$72,601
Floating Yield adjustment (after-tax)	359	(2,202)
License fee yield adjustment (after-tax)	(2,759)	(2,112)
Loss (gain) from operations of discontinued United Kingdom segment (after-tax) (1)	207	(4,404)
Foreign exchange gain due to liquidation of Canadian business (after-tax) (2)	—	(752)
Litigation expenses (after-tax) (3)	7,045	—
Adjustment resulting in comparable tax rate for both periods (4)	(1,055)	1,055

Adjusted net income	$62,437	$64,186	(2.7)

Adjusted net income per diluted share (5)	$1.77	$1.64	7.9

Diluted weighted average shares outstanding:	35,283,478	39,207,680

Adjusted average capital
GAAP average debt	$259,802	$186,901
GAAP average shareholders’ equity	290,215	333,475
Floating Yield adjustment	5,510	7,574
License fee yield adjustment	(7,045)	(4,512)

Adjusted average capital	$548,482	$523,438	4.8

Adjusted return on capital
Adjusted net income	$62,437	$64,186
GAAP interest expense after-tax (6)	14,698	8,748

Adjusted net income plus interest expense after-tax	$77,135	$72,934	5.8

Adjusted return on capital (7)	14.1%	13.9%	1.4

(1)	On December 30, 2005, the Company sold the remaining consumer loan portfolio of its United Kingdom subsidiary.

(2)	A currency exchange gain was recognized during the fourth quarter of 2005 following the determination that the liquidation of business in Canada was substantially complete. The Company expects items of this nature to be non-recurring.

(3)	The Company provided for $11.2 million of additional legal expenses related to an increase in its loss related to a class action lawsuit in the state of Missouri ($7.0 million after-tax). The Company expects litigation of this size and nature to be infrequent.

(4)	This adjustment allows the reader to compare the current period to the prior period assuming a comparable tax rate in both periods. The Company approximates a long term effective tax rate of 37%.

(5)	Adjusted net income per diluted share is calculated by dividing adjusted net income by the diluted weighted average number of shares outstanding.

(6)	Interest expense after-tax calculated using a 37% tax rate.

(7)	Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.
For the year ended December 31, 2006 compared to the same period in 2005, adjusted net income plus interest expense after-tax increased 5.8% while adjusted average capital increased 4.8%. The adjusted return on capital improved from 13.9% to 14.1%.
The percentage change in adjusted average capital is primarily a function of loan origination growth. The following table summarizes loan origination growth from the period presented to the same period in the prior year:

	For the Year Ended	For the Three Months Ended
	December 31, 2006	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Growth in consumer loan dollar volume	19.5%	10.3%	5.1%	27.8%	39.2%

	For the Year Ended	For the Three Months Ended
	December 31, 2005	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Growth in consumer loan dollar volume	2.7%	3.9%	6.4%	-3.3%	4.3%
The improvement in adjusted return on capital for the year ended December 31, 2006 compared to the same period in 2005 primarily reflects an increase in revenue as a result of pricing changes and favorable collection results partially offset by an increase in expenses reflecting increases in accounting fees, legal expenses, and information technology costs.
Importantly, as previously reported, the Company expects the adjusted return on capital to decline in 2007, as compared to 2006, reflecting pricing changes implemented during the third quarter of 2006, and to a lesser extent in January of 2007. The Company now estimates, as a result of previously announced pricing changes, that the adjusted return on capital of 2006 loan originations will be approximately 125 basis points (the prior estimate communicated was 100 basis points) lower than the adjusted return on capital of 2005 originations and expects a further decline of approximately 25 basis points in 2007 due to the change in license fees described below.
Based on current market conditions, the Company believes these pricing changes will produce higher unit volumes and, as a result, higher economic profit than the Company would have without them. Economic profit is defined as net income less an imputed cost of equity capital.

	For the Three Months Ended
	December 31,
(Dollars in thousands, except per share data)	2006	2005	% Change

Adjusted net income
GAAP net income	$8,495	$25,240
Floating Yield adjustment (after-tax)	917	(2,224)
License fee yield adjustment (after-tax)	(824)	(950)
Loss (gain) from operations of discontinued United Kingdom segment (after-tax) (1)	14	(3,125)
Foreign exchange gain due to liquidation of Canadian business (after-tax) (2)	—	(752)
Litigation expenses (after-tax) (3)	7,045	—
Adjustment resulting in comparable tax rate for both periods (4)	(638)	(227)

Adjusted net income	$15,009	$17,962	(16.4)

Adjusted net income per diluted share (5)	$0.48	$0.46	4.3

Diluted weighted average shares outstanding:	31,569,813	39,088,720

Adjusted average capital
GAAP average debt	$365,708	$163,687
GAAP average shareholders’ equity	209,927	359,172
Floating Yield adjustment	6,406	7,364
License fee yield adjustment	(8,082)	(5,197)

Adjusted average capital	$573,959	$525,026	9.3

Adjusted return on capital
Adjusted net income	$15,009	$17,962
GAAP interest expense after-tax (6)	5,203	1,811

Adjusted net income plus interest expense after-tax	$20,212	$19,773	2.2

Adjusted return on capital (7)	14.1%	15.1%	(6.6)

(1)	On December 30, 2005, the Company sold the remaining consumer loan portfolio of its United Kingdom subsidiary.

(2)	A currency exchange gain was recognized during the fourth quarter of 2005 following the determination that the liquidation of business in Canada was substantially complete. The Company expects items of this nature to be non-recurring.

(3)	The Company provided for $11.2 million of additional legal expenses related to an increase in its loss related to a class action lawsuit in the state of Missouri ($7.0 million after-tax). The Company expects litigation of this size and nature to be infrequent.

(4)	This adjustment allows the reader to compare the current period to the prior period assuming a comparable tax rate in both periods. The Company approximates a long term effective tax rate of 37%.

(5)	Adjusted net income per diluted share is calculated by dividing adjusted net income by the diluted weighted average number of shares outstanding.

(6)	Interest expense after-tax calculated using a 37% tax rate.

(7)	Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.
For the three months ended December 31, 2006 compared to the same period in 2005, adjusted net income plus interest expense after-tax increased 2.2% while adjusted average capital increased 9.3%. The adjusted return on capital for the three months ended December 31, 2006 was 14.1% compared to 15.1% for the same period in 2005. The 100 basis point decrease is primarily due to:
          i) a 60 basis point increase in expenses, as a percentage of adjusted average capital, primarily related to lower than normal accounting fees in the fourth quarter of 2005 as a result of the resolution of a dispute over fees paid to a former auditor, and
          ii) a 30 basis point increase in expenses, as a percentage of adjusted average capital, related to the timing of the Company’s annual dealer-partner convention. The 2006 convention was held in the fourth quarter of 2006 while the 2005 convention was held in the third quarter of 2005.
Change in License Fees
The Company has historically charged dealer-partners a per month license fee for access to the Company’s loan origination software. In accordance with GAAP, this fee has historically been recorded as revenue in the month the fee is charged. Based on feedback received from field sales personnel and dealer-partners, the Company concluded that the way this fee was structured was a significant factor driving higher than desired dealer-partner attrition. Effective January 1, 2007, the Company implemented a change designed to positively impact dealer-partner attrition. The Company will continue to charge a monthly fee of $599 but, instead of collecting the license fee in the current period, the Company will collect the license fee from future dealer holdback payments.
As a result of this change, per unit returns on capital in the future will be lower as cash flow from license fees will be collected on a deferred basis. This change is the primary driver behind the expected 25 basis point reduction in adjusted return on capital on 2007 originations referenced above. The Company initiated this change because it expects it to also produce higher unit volumes and, as a result, higher economic profit than the Company would have without it.
In addition, it is no longer appropriate from either an accounting or an economic perspective to view the license fees as a current period source of revenue. As a result, starting in the first quarter of 2007, the Company will record license fees on a GAAP basis as a yield adjustment, effectively recognizing these fees over the term of the dealer loan. This GAAP treatment is consistent with the cash economics.
Because the Company will be deferring revenue that was previously recorded immediately, the Company’s GAAP financial statements in the near future will be difficult to compare to prior periods for two reasons:
1.	As stated above, beginning in the first quarter of 2007, license fees charged will be recognized as revenue over the life of the dealer loan as a yield adjustment, while prior to 2007, license fees were recognized as revenue in the quarter they were charged. This will have the effect in future quarters of reducing license fee revenue from what it was in 2006, as only a small portion of license fees will now be recorded as revenue in the quarter they are charged to dealer-partners.

2.	Had the Company always accounted for license fees as a yield adjustment, this reduction in revenue (outlined immediately above) would be substantially offset by revenue from license fees charged to dealer-partners in periods prior to 2007. However, since all license fees prior to 2007 have already been recognized as revenue in the period they were charged, it will be some time before this offset occurs in the Company’s GAAP financial statements.
To allow shareholders to more precisely track the Company’s financial performance and make comparisons between periods possible, the Company will provide, through the adjusted financial results section, financial results assuming license fees had always been recorded as a yield adjustment. This change is reflected in the license fee yield adjustment in the adjusted financial results tables above.
Floating Yield Adjustment
The Company’s GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level yield basis. Under the level yield basis, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the level yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP measure (“Floating Yield”) is identical to the Company’s GAAP results except that, under the Floating Yield method, all changes in expected cash flows are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes. Management believes Floating Yield earnings are a more accurate reflection of the economics of the business since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Consumer Loan Performance
Although the majority of loan originations are recorded in the Company’s financial statements as dealer loans, each transaction starts with a loan from the dealer-partner to the individual purchasing the vehicle. Since the cash flows available to repay the dealer loans are generated, in most cases, from the underlying consumer loan, the performance of the consumer loans is critical to the Company’s financial results. The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that have been realized as of December 31, 2006 for the United States business segment. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the analysis of the initial advance paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	As of December 31, 2006
	Forecasted			% of Forecast
Year of Origination	Collection %	Advance %	Spread %	Realized
1996	55.1%	46.9%	8.2%	100.0%
1997	58.4%	47.8%	10.6%	99.8%
1998	67.5%	46.0%	21.5%	99.2%
1999	72.4%	48.7%	23.7%	98.4%
2000	73.0%	47.9%	25.1%	97.6%
2001	67.7%	46.0%	21.7%	97.2%
2002	70.7%	42.2%	28.5%	96.9%
2003	74.2%	43.4%	30.8%	95.0%
2004	73.9%	44.0%	29.9%	83.6%
2005	73.8%	46.9%	26.9%	63.1%
2006	70.5%	46.6%	23.9%	22.0%
The following table compares the Company’s forecast of consumer loan collection rates as of December 31, 2006 with the forecast as of December 31, 2005:

	December 31, 2006	December 31, 2005
Year of Origination	Forecasted Collection %	Forecasted Collection %	Variance
1996	55.1%	55.0%	0.1%
1997	58.4%	58.3%	0.1%
1998	67.5%	67.7%	(0.2%)
1999	72.4%	72.7%	(0.3%)
2000	73.0%	73.2%	(0.2%)
2001	67.7%	67.2%	0.5%
2002	70.7%	70.3%	0.4%
2003	74.2%	74.0%	0.2%
2004	73.9%	72.9%	1.0%
2005	73.8%	73.6%	0.2%
2006	70.5%	71.4%*	(0.9%)

*	Collection percentage represents the initial forecasted collections percentage determined at origination for 2006 originations.
Collection results during the twelve months ended December 31, 2006 generally exceeded the Company’s expectations at December 31, 2005 and had a positive impact on forecasted consumer loan collection rates.
The following table compares the Company’s forecast of consumer loan collection rates as of December 31, 2006 with the forecast as of September 30, 2006:

	December 31, 2006	September 30, 2006
Year of Origination	Forecasted Collection %	Forecasted Collection %	Variance
1996	55.1%	55.1%	0.0%
1997	58.4%	58.4%	0.0%
1998	67.5%	67.6%	(0.1%)
1999	72.4%	72.5%	(0.1%)
2000	73.0%	73.0%	0.0%
2001	67.7%	67.6%	0.1%
2002	70.7%	70.6%	0.1%
2003	74.2%	74.4%	(0.2%)
2004	73.9%	73.9%	0.0%
2005	73.8%	74.3%	(0.5%)
2006	70.5%	71.7%	(1.2%)

Cautionary Statement Regarding Forward-Looking Information
The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of its forward-looking statements. Certain statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “assumes,” “forecasts,” “estimates,” “intends,” “plans” and those regarding the Company’s future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent the Company’s outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, other risk factors discussed herein or listed from time to time in the Company’s reports filed with the Securities and Exchange Commission and the following:
•	The Company’s inability to accurately forecast the amount and timing of future collections could have a material adverse effect on results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, the Company may not be able to compete successfully.

•	The Company’s ability to maintain and grow the business is dependent on the ability to continue to access funding sources and obtain capital on favorable terms.

•	The Company may not be able to generate sufficient cash flow to service its outstanding debt and fund operations.

•	The substantial regulation to which the Company is subject limits the business, and such regulation or changes in such regulation could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer finance market, could adversely affect the Company’s financial position, liquidity and results of operations and its ability to enter into future financing transactions.

•	Litigation the Company is involved in from time to time may adversely affect its financial condition, results of operations and cash flows.

•	The Company is dependent on its senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect its ability to operate profitably.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect the business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect the Company’s results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006
(Dollars in thousands, except per share data)	(Unaudited)	2005
ASSETS:
Cash and cash equivalents	$8,528	$7,090
Restricted cash and cash equivalents	45,609	13,473
Restricted securities available for sale	3,564	3,345

Loans receivable (including $23,038 and $24,765 from affiliates as of December 31, 2006 and 2005, respectively)	754,571	694,939
Allowance for credit losses	(128,791)	(131,411)

Loans receivable, net	625,780	563,528

Property and equipment, net	16,203	17,992
Income taxes receivable	11,734	4,022
Other assets	13,795	9,944

Total Assets	$725,213	$619,394

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$78,294	$55,705
Line of credit	38,400	36,300
Secured financing	345,144	101,500
Mortgage note and capital lease obligations	8,631	9,105
Deferred income taxes, net	44,397	43,758

Total Liabilities	514,866	246,368

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,179,959 and 37,027,286 shares issued and outstanding at December 31, 2006 and 2005, respectively	302	370
Paid-in capital	330	29,746
Unearned stock-based compensation	(2,260)	(1,566)
Retained earnings	212,011	344,513
Accumulated other comprehensive loss, net of tax of $19 and $22 at December 31, 2006 and 2005, respectively	(36)	(37)

Total Shareholders’ Equity	210,347	373,026

Total Liabilities and Shareholders’ Equity	$725,213	$619,394

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Revenue:
Finance charges	$47,205	$44,989	$188,605	$176,369
License fees	3,889	2,905	13,589	9,775
Other income	4,729	3,679	17,138	15,124

Total revenue	55,823	51,573	219,332	201,268

Costs and expenses:
Salaries and wages	9,548	9,834	41,015	39,093
General and administrative	17,360	3,979	36,485	20,834
Sales and marketing	4,917	3,319	16,624	14,275
Provision for credit losses	3,437	(1,668)	11,006	5,705
Interest	8,259	2,875	23,330	13,886
Other expense	49	41	226	931

Total costs and expenses	43,570	18,380	128,686	94,724

Operating income	12,253	33,193	90,646	106,544

Foreign exchange (loss) gain	(18)	793	(6)	1,812

Income from continuing operations before provision for income taxes	12,235	33,986	90,640	108,356

Provision for income taxes	3,726	11,871	31,793	40,159

Income from continuing operations	8,509	22,115	58,847	68,197

Discontinued operations

(Loss) gain from operations of discontinued United Kingdom segment before provision for income taxes	(20)	4,387	(297)	6,194

(Benefit) provison for income taxes	(6)	1,262	(90)	1,790

(Loss) gain on discontinued operations	(14)	3,125	(207)	4,404

Net income	$8,495	$25,240	$58,640	$72,601

Net income per common share:
Basic	$0.28	$0.68	$1.78	$1.96

Diluted	$0.27	$0.65	$1.66	$1.85

Income from continuing operations per common share:
Basic	$0.28	$0.60	$1.78	$1.84

Diluted	$0.27	$0.57	$1.67	$1.74

(Loss) gain from discontinued operations per common share:
Basic	$—	$0.08	$(0.01)	$0.12

Diluted	$—	$0.08	$(0.01)	$0.11

Weighted average shares outstanding:
Basic	29,921,196	37,025,517	33,035,693	36,991,136
Diluted	31,569,813	39,088,720	35,283,478	39,207,680